EXHIBIT 4.1

DESCRIPTION OF COMMON STOCK

This exhibit describes the general terms of our Common Stock, par value $0.01 per share. This is a summary and does not purport to be complete. Our Certificate of Incorporation, as amended and restated, and our By-laws, as amended, as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.

For more detailed information about the rights of our common stock, you should refer to our Certificate of Incorporation, as amended, and our By-laws, as amended, and the applicable provisions of Delaware law.

Our Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and trades on The Nasdaq Stock Market LLC. Holders of the Common Stock are entitled to one vote per share, to receive dividends when, as and if declared by our Board of Directors and to share ratably in our assets legally available for distribution to holders of the Common Stock in the event of a liquidation, dissolution or winding up of our company. Holders of the Common Stock do not have subscription, redemption, conversion or preemptive rights. Holders of the Common Stock are entitled to elect all of the members of our Board of Directors. Holders of the Common Stock do not have cumulative voting rights and therefore, the holders of a majority of the Common Stock can elect all of our Directors. Our Board is empowered to fill any of its vacancies created by the resignation of Directors. Except as otherwise required by the Delaware General Corporation Law, all stockholder action (other than the election of Directors, who are elected by a plurality vote) is subject to approval by a majority of the shares of the Common Stock present at a stockholders’ meeting at which a quorum (a majority of the issued and outstanding shares of the Common Stock) is present in person or by proxy, or by written consent pursuant to Delaware law.